Exhibit 10.19

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of this 30th day of April, 2004 by and between CD&M-Electronics, Inc., a Missouri corporation (hereinafter referred to as "Purchaser") and UQM ELECTRONICS, INC., a Missouri corporation (hereinafter referred to as the "Seller"). Purchaser and Seller are sometimes collectively referred to herein as the "Parties" or individually as a "Party".

RECITALS

WHEREAS, Seller is a wholly owned subsidiary of UQM Technologies, Inc. ("Parent Company"), a Colorado corporation; and

WHEREAS, Seller’s business operations consist of the contract manufacturing of electronic printed circuit boards and related components in St. Charles County, Missouri; and

WHEREAS, Purchaser intends to purchase, and Seller intends to sell, certain assets upon the terms and conditions hereinafter set forth in this Agreement.

NOW THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED ASSETS

1.1	Purchased Assets.

On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at Closing Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, accept and take possession from Seller, certain of the assets, properties and other rights owned or leased, licensed or used by Seller, but excluding the Excluded Assets (as defined herein) (the "Purchased Assets"), including, without limitation:

(a)

all of Seller’s furniture, fixtures, equipment, leasehold improvements, and fixed assets as reflected on Seller’s fixed asset and inventory schedules, which are attached hereto as Schedule 1.1(a) and incorporated herein by reference, as of the Closing Date (as defined herein). Seller’s interests in leasehold improvements are limited (as defined) by a certain lease agreement dated May 8, 1996, as amended, between Seller and Elm Point Investment Company, L.L.C, (the "Lease Agreement"), which is attached hereto as Exhibit 1.1(a);

(b) all of Seller’s inventory as of April 18, 2004, except for the items of inventory consumed pursuant to the Memorandum of Understanding between the parties dated April 18, 2004.

(c)

all of Seller’s written or electronic information relating to historical customers of Seller (including, without limitation, customer lists, customer files and other written accounts of Seller) and other reasonable and specifically requested information, with respect to sales and marketing data, principal contacts, and pricing information.

The Purchased Assets are being purchased on an "as is" basis without warranty of merchantability or fitness for any particular purpose.
1.2	Assets of Seller Not Purchased.

Purchaser shall not purchase any assets of Seller other than those described in Section 1.1 of this Agreement. Without limiting the generality of the previous sentence, Purchaser shall not purchase the following (the "Excluded Assets"):

(a) Seller’s Bank Accounts, Cash, Accounts Receivable, Prepaid Assets & Other Assets, Facility Sub-Rent Receivable, and Security Deposits;

(b) Seller’s Articles of Incorporation, Minute Books, Corporate Seals, stock books and other corporate records relating to the corporate organization and capitalization of Seller;

(c) shares of the capital stock of Seller, including any shares held as treasury shares;

(d) the name(s) UQM Electronics, UQME, UQM and any and all derivatives thereof and any and all logos and trademarks used by Seller; and
(e) Leased equipment and assets not identified in Section 1.1.

1.3	Non-Assumption of Liabilities

Except for the liabilities of Seller described in Schedule 1.3 (collectively, the "Assumed Liabilities"), Purchaser shall not assume any liabilities or debts of Seller, and Seller shall remain liable for any and all liabilities, obligations, claims and commitments of or against Seller, excluding the Assumed Liabilities, whether the same are known or unknown, existing, contingent upon future events or circumstances, accrued, funded, unfunded or otherwise.

1.4	Conveyance of Purchased Assets.

On the Closing Date, Seller shall convey good and marketable title to the Purchased Assets owned by Seller to Purchaser free and clear of any claim, lien, pledge, option, charge, easement, security interest, encumbrance or other right ("Encumbrances").

ARTICLE II

PURCHASE PRICE; PAYMENT

In addition to the assumption of the Assumed Liabilities referenced in Section 1.3 above, Purchaser shall pay to Seller the following as consideration for the Purchased Assets and other agreements hereunder (hereinafter referred to as the "Purchase Price"):

2.1	Purchase Price.

The total Purchase Price for the Purchased Assets shall be One Million Four Hundred Fifty Thousand and no/100 Dollars (U.S. $ 1,450,000.00) and shall be paid in the form of cash and common stock as provided below.

2.2	Cash Consideration

At Closing, Purchaser shall pay to Seller, at Closing, the sum of Nine Hundred Thousand and No/100 Dollars (U.S. $900,000.00) in cash subject to adjustment as provided in Section 2.5 below, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller prior to Closing (the "Cash Consideration").

2.3	Stock Consideration.

At Closing, Purchaser shall issue to Seller, or Seller’s assignee, Ten Thousand Five Hundred Eighty-Eight (10,588) shares of Purchaser’s Common Stock, which the Parties agree has an aggregate value of Five Hundred Fifty Thousand Dollars ($550,000.00) (the "Stock Consideration").

2.4	Assumption of Liabilities.

Purchaser agrees to assume those liabilities of Seller referenced in Section 1.3 of this Agreement and listed on Schedule 1.3 attached hereto.

2.5	Prorations

Rent, utility charges, maintenance and repair charges, real estate and all other taxes payable under any assumed lease and all other items of expense and other similar obligations to third parties (to the extent not completely included as Assumed Liabilities) shall be prorated between Seller and Purchaser as of the Closing Date.

ARTICLE III

CLOSING

3.1	Closing Date.

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will be held at the offices of Robert F. Dwornick, Esq., 1023 Executive Parkway Dr. Suite 18, Creve Coeur, MO 63141 on Tuesday, May 18, 2004, commencing at the hour of 11:00 AM (the "Closing Date"), or at such other place, date and time as may be mutually agreed upon by the parties. Unless otherwise agreed, effective control of the Purchased Assets shall be deemed transferred at 12:01 a.m. on April 30, 2004.

3.2	Actions to be Taken at the Closing.

At the Closing, the Parties shall take the following actions and deliver the following documents:

(a)

Seller shall execute and deliver to Purchaser a Bill of Sale and Assignment, in form substantially similar to the form attached hereto at Exhibit 3.2(a), transferring to Purchaser good title in and to the Purchased Assets, free and clear of all Encumbrances, except as disclosed on Schedule 4.3;

(b) Purchaser shall pay the Cash Consideration to Seller;

(c) Purchaser shall issue the Stock Consideration to Seller, or Seller’s assignee

(d)

Seller will deliver to Purchaser possession of the Purchased Assets; provided, however, that the Purchased Assets shall be deemed delivered at Closing and, to the extent any Purchased Assets are not located at the Seller’s location, Seller will deliver possession of such Purchased Assets to Purchaser as soon as practicable after the Closing;

(e)

Seller shall deliver to Purchaser a Letter of No Tax Due from the State of Missouri (dated no later than forty-five (45) days prior to the Date of Closing) indicating that all Missouri tax returns (sales, use, employment, etc.) relating to the Seller have been filed and that all taxes owed thereon have been paid by Seller;

(f)

Purchaser, Seller, and Elm Point Investment Company, L.L.C. ("Seller’s Landlord") shall jointly execute and deliver to the Parties and Seller’s Landlord a Sublease Agreement and Consent to Sublease Agreement , in the forms attached hereto at Exhibit 3.2 (e), relating to the rented building located at 3081 Elm Point Industrial Drive, St. Charles, MO 63301. As referenced in Section 9 of the Consent to Sublease Agreement, Seller shall pay to Seller’s Landlord the sum of One-Hundred-Thousand Dollars and No/100 Dollars ($100,149.00) in cash, by wire transfer of immediately available funds to an account designated in writing by Seller’s Landlord prior to Closing. As referenced in Section 10 of the Consent to Sublease Agreement, Purchaser shall pay to Seller the sum of Eighteen-Thousand-Four-Hundred-Seventy-Two and No/100 Dollars ($18,472.00) in cash, by wire transfer of immediately available funds to an account designated in writing by Seller prior to Closing.

(g)

The Parties will take such other actions and will execute and deliver such other instruments, documents, agreements and certificates as are required by the terms of this Agreement and the Related Agreements (as defined herein) or as may be reasonably requested by Purchaser or Seller, as the case may be, in connection with the consummation of the transactions contemplated herein;

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

At all times from the date of this Agreement through and including the Closing Date, Seller represents and warrants to Purchaser that to the best of Seller’s information, knowledge and belief, and without independent investigation, as follows

4.1	Organization, Qualification and Corporate Power

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Seller has full power and lawful authority to (i) own and operate its assets, (ii) enter into this Agreement and all related agreements, and (iii) consummate the transactions contemplated by this Agreement and in any other agreement or instrument executed by Seller pursuant to or in connection with this Agreement (the "Related Agreements").

4.2	Authorization of Transaction; Non-contravention.

This Agreement and the Related Agreements have each been duly authorized by all necessary corporate action on the part of Seller as required by the statutes of the State of Missouri and as required by the Articles of Incorporation and Bylaws of Seller, including shareholder and director authorization, and a certified copy of the resolutions of the shareholders and directors of Seller setting forth such authorization are attached hereto as Exhibit 4.2. This Agreement and the Related Agreements each constitute the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and any of the Related Agreements by Seller do not and will not (i) constitute a breach or violation of any law, rule, regulation, material agreement, indenture, deed of trust, mortgage, loan agreement or any material instrument to which Seller is a party or by which Seller or any of the Purchased Assets is bound or otherwise affected; (ii) constitute a violation of any order, judgment or decree by which Seller or any of the Purchased Assets is bound or affected; (iii) result in the acceleration of any material debt owed by Seller; or (iv) violate any provision of the statutes of the state of incorporation or the Articles of Incorporation and Bylaws of the Seller.

4.3	Good Title to Purchased Assets

Except as set forth in Schedule 4.3 attached hereto and incorporated herein by reference, Seller has good and marketable title to the Purchased Assets free and clear of all Encumbrances.

4.4	Litigation; Disputes.

Except as otherwise described in Schedule 4.4 attached hereto and incorporated herein by reference or where any of the following will not have a material adverse effect on the Purchased Assets, Seller represents that (i) there is no person holding any claim of any nature against Seller that Seller has knowledge of, or that Seller has been notified of, or that Seller has been made aware of, including claims arising out of Seller’s ownership of any of the Purchased Assets; (ii) Seller does not know or have reasonable grounds to know of any dispute which adversely affects, or may adversely affect, any of the Purchased Assets; (iii) Seller is not, and none of the Purchased Assets are, subject to any pending or threatened litigation, proceeding or administrative investigation; (iv) Seller has not violated any federal, state or local law, statute, ordinance, rule, regulation, order or decree (including but not limited to those pertaining to the environment and the regulation thereof) issued by any court or by any authority or by any governmental or quasi-governmental authority or agency having jurisdiction over Seller or any of the Purchased Assets.

4.5	Environmental Matters.

Seller warrants and represents that there are no claimed, alleged, nor, threatened violations of any federal, state or local law, statute, ordinance, rule, regulation, order or decree (including but not limited to those pertaining to the environment and the regulation thereof) issued by any court or by any authority or by any governmental or quasi-governmental authority or agency having jurisdiction over Seller or any of the Purchased Assets, nor are there any present discussions or negotiations with any agency regarding any release of any hazardous waste, hazardous substance or toxic substance in connection therewith.

4.6	Licenses, Permits.

Seller warrants and represents that since April 1, 2003 all federal, state and local permits, licenses, registrations and authorizations required for the use of the Purchased Assets, have been obtained and further that there have not been nor are there any currently any violations of such permits, licenses, registrations or authorizations.

4.7	Legal Compliance.

Seller, is in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby, or (b) is applicable to Seller, except for any violation or default which will not have a material adverse effect on the Purchased Assets.

4.8	Contracts.

Schedule 4.8 lists the following written agreements affecting the Purchased Assets entered into by Seller and which have not been terminated in accordance with their terms:

(a) any Contracts or any other written agreements, contracts or documents associated with Seller’s customers;

(b) any written agreement under which the consequences of a default or termination could have a material adverse effect on the Purchased Assets.

4.9	Fees and Brokers.

Except as set forth on Schedule 4.10, Seller does not have any obligation or liability to pay any fees or commitment to any investment banking firm, finder, broker or other party with respect to the transactions contemplated by this Agreement. Any liability or obligation set forth on Schedule 4.10 is the sole responsibility of Seller

4.10	Third Party Consents

Except as disclosed in Schedule 4.11 hereto, no approval or consent of any entity or person not a party to this Agreement is necessary for the lawful consummation of the transactions contemplated hereby.

ARTICLE V

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to Seller, that to the best of Purchaser’s information, knowledge and belief, and without independent investigation, as follows:

5.1	Organization.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has the requisite power and authority to enter into this Agreement and any Related Agreements and to consummate the transactions contemplated by this Agreement and such Related Agreements.

5.2	Authorization of Transaction; Non-contravention.

Subject to the terms and conditions of this Agreement, prior to the Closing, this Agreement and each Related Agreement will have been duly authorized by all necessary action on the part of Purchaser and a certified copy of the resolutions of the shareholders and directors of Purchaser setting forth such authorization are attached hereto as Exhibit 5.2. The execution, delivery and performance of this Agreement and any other agreements to be entered into by Purchaser in connection herewith do not and will not (i) constitute a breach or violation of any law, rule, regulation, material agreement, indenture, deed of trust, mortgage, loan agreement or any material instrument to which Purchaser is a party or by which Purchaser or any of its assets are bound or otherwise affected; (ii) constitute a violation of any order, judgment or decree by which Purchaser or its assets are bound or affected; (iii) result in the acceleration of any material debt owed by Purchaser; or (iv) violate any provision of the Articles or Certificate of Incorporation or Bylaws of Purchaser.

5.3	Fees and Brokers

Except as set forth on Schedule 5.3, Purchaser has no obligation or liability to pay any fees or commitment to any investment banking firm, finder, broker or other party with respect to the transactions contemplated by this Agreement. Any liability or obligation set forth on Schedule 5.3 is the sole responsibility of Purchaser.

5.4	Litigation; Disputes

Except as otherwise described in Schedule 5.4 attached hereto and incorporated herein by this reference (i) there is no person holding any claim of any nature against Purchaser that Purchaser has knowledge of, or that Purchaser has been notified of, or that Purchaser has been made aware of, including claims arising out of or in connection with the operation of or ownership of any assets of Purchaser; (ii) Purchaser does not know nor does Purchaser have reasonable grounds to know of any dispute which materially adversely affects, or may adversely affect, the assets or operations of Purchaser; (iii) neither Purchaser, nor any of the assets of Purchaser, are subject to any pending or threatened litigation, proceeding or administrative investigation; (iv) Purchaser has not violated any federal, state or local law, statute, ordinance, rule, regulation, order or decree (including but not limited to those pertaining to the environment and the regulation thereof) issued by any court or by any authority or by any governmental or quasi-governmental authority or agency having jurisdiction over Purchaser or any of the assets or the business operations of Purchaser, the violation of which would have a material adverse effect on Purchaser; and (v) except for licenses and permits which are immaterial and not required in order for Purchaser to conduct its business operations, Purchaser has maintained all material licenses and permits and have filed all registrations, reports and other documents required by local, state and federal authorities and regulating bodies in connection with their respective business activities

5.5	Taxes.

(a)

Purchaser has (i) filed, when due, with all appropriate governmental agencies, all tax returns, estimates, reports and statements required to be filed by them, all of which are true and correct in all material respects; and (ii) paid, or will pay, when due and payable, all requisite income taxes, sales, use, property and transfer taxes, levies, duties, licenses and registration fees and charges of any nature whatsoever, workmen’s compensation payments and unemployment compensation contributions, including interest and penalties thereon that are due and payable on or before the Closing Date, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which Purchaser is maintaining reserves adequate for their payment.

(b)

Purchaser has withheld, or made provision for the withholding of, all taxes required to be withheld by it under applicable tax laws and regulations, and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of Purchaser.

5.6	Licenses, Permits.

All material federal, state and local permits, licenses, registrations and authorizations required for the operations of Purchaser’s business and the use of Purchaser’s assets, have been obtained and further that there have not been nor are there any currently any violations of such permits, licenses, registrations or authorizations.

5.7	Legal Compliance.

Except as disclosed in Schedule 5.7 hereto, Purchaser, and the conduct and operations of its business activities, is in substantial compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, which

(a) affects or relates to this Agreement or the transactions contemplated hereby, or

(b) is applicable to Purchaser, except for any violation or default which will not have a material adverse effect on Purchaser, its assets, financial condition or results of operations.

5.8	Third Party Consents

Except as disclosed in Schedule 5.8 hereto, no approval or consent of any entity or person not a party to this Agreement is necessary for the lawful consummation of the transactions contemplated hereby.

5.9	Capitalization

The authorized capital stock of Purchaser consists, and will consist as of the Closing Date, of 100,000 shares of common stock, of which 60,000 shares will be issued and outstanding on the Date of Closing.  Purchaser has outstanding no warrants, options or other rights to purchase shares of common stock.

5.10	Articles of Incorporation, Bylaws and Corporate Records.

Copies of the Articles of Incorporation and bylaws of Purchaser, and all amendments thereof, certified by the Secretary of Purchaser, which will be delivered to Seller at Closing, are complete and correct and will not be amended prior to the Closing Date.  The minute book of Purchaser is substantially complete and correctly reflects all corporate actions of Purchaser requiring action by the directors or shareholders thereof, and correctly records all resolutions of the board of directors of Purchaser.  Purchaser will deliver to Seller copies of minutes of all additional board and shareholder meetings that occur prior to the Closing Date.

5.11	Appointment of Board Member.

Purchaser agrees that as soon as practically possible after the Closing, Purchaser shall cause to be elected one designee of Seller to serve as a member of Purchaser’s Board of Directors, without compensation. Such designee, or his or her successor as may be appointed by Seller, shall continue to serve on the Board for so long as Seller owns at least five (5%) percent of the outstanding shares of Purchaser’s common stock; provided that Seller, in its capacity as a Shareholder of Purchaser, exercises its right to vote and allocates all of its shares for the election of such designee Board member at each Annual Meeting of the Shareholders. All expenses associated with such member’s attendance at a Board Meetings share be borne by such member or by Seller.

ARTICLE VI

CERTAIN COVENANTS OF THE PARTIES

6.1	Approvals and Consents.

Seller and Purchaser will work together to attempt to obtain, in writing and without penalty, cost or charge to either Purchaser or Seller, all necessary approvals and consents required in order to authorize and approve this Agreement and the related agreements and to consummate the sale of the Purchased Assets to Purchaser.

6.2	Access to Properties and Records; Inspection.

Purchaser and its counsel, accountants, agents, employees, independent contractors and other representatives will be given Seller supervised access during normal business hours to the Purchased Assets.

6.3	Seller’s Operation of the Purchased Assets.

From the date of this Agreement to and including the Closing Date, Seller shall (i) not take or permit any action which would result in any representation or warranty of Seller becoming incorrect or untrue in any respect, and (ii) maintain, where applicable, all insurance in effect on the Purchased Assets.

6.4	Notices of Legal Claims.

Purchaser and Seller will promptly notify each other in writing if Purchaser or Seller receive any notice, or otherwise become(s) aware, of any action or proceeding instituted or threatening before any court or governmental agency by any third party to restrain or prohibit, or obtain substantial damages in respect to this Agreement or any related agreement or the consummation of the transactions contemplated by such Agreement.

6.5	Further Assurances and Cooperation.

Each of the Parties will execute and deliver any further instruments or documents, and take all further action, reasonably requested by the other Party from time to time to carry out the transactions contemplated by this Agreement and the Related Agreements. In connection therewith, Seller agrees that after the Closing hereunder, Seller will give full cooperation to Purchaser (including, without limitation, giving written notice as requested by Purchaser and referring all telephone inquiries regarding, relating to or in connection with the Purchased Assets to Purchaser) in order to effect an orderly transfer of, and assure Purchaser of the continued benefit and full enjoyment of, the Purchased Assets.

6.6	Taxes.

Seller shall pay when due all taxes, fees, interest, penalties and amounts due or to become due in connection with the Purchased Assets and which arose or accrued on or before Closing, including but not limited to, sales taxes, withholding taxes and all other taxes due and payable, and Seller shall file any tax returns and all other documents necessary to pay such amounts. Upon the immediate completion of the Allocation of Purchase Price as referenced in Section 6.7, Purchaser shall execute and deliver to Seller a completed Missouri Department of Revenue Sales/Use Tax Exemption Certification (Form149). For those Purchased Assets which are not tax exempt from Missouri Sales Tax, Seller shall invoice to Purchaser and Purchaser shall pay to Seller the Missouri sales tax amounts due on Seller’s sale of the Purchased Assets, such payment to be made by Purchaser to Seller at Closing. Should the Allocation of Purchase Price be completed subsequent to Closing, then Purchaser shall pay Seller such sales tax amounts due within three (3) business days following the completion of the Allocation of Purchase Price.

6.7	Allocation of Purchase Price.

The Purchase Price for the Purchased Assets shall be allocated as agreed by the parties on or prior to the Closing Date among the Purchased Assets in accordance with their respective fair market values (as defined in Accounting Principles Board Opinion No. 16 or applicable regulations) as of the Closing Date and reflected on Exhibit 6.7 attached hereto. In connection with the determination of such schedule, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties shall (i) each report the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedule and (ii) take no position in any tax filing, return, proceeding, audit, or otherwise which is inconsistent with such allocation.

6.8	Bulk Transfer Provisions.

Seller and Purchaser hereby waive compliance with the provisions of any applicable bulk transfer law; provided, however, that Seller agrees, except to the extent that any of the following arise as a result of Purchaser’s failure to pay an Assumed Liability, (i) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Seller, the Purchased Assets by reason of such noncompliance; (ii) to indemnify, defend and hold harmless Purchaser from and against any and all such claims in the manner provided in Article IX; and (iii) to promptly take all necessary action to remove any lien or encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

6.9	Covenant Not to Disclose; Non-Competition.

(a)

Seller acknowledges and agrees that it and its officers, directors and shareholders possess certain data and knowledge of the Purchased Assets prior to the Closing Date, which are proprietary in nature, and confidential (the "Confidential Information"). Seller covenants and agrees that, except as agreed between Seller and Purchaser or as may be required by law, Seller and its officers, directors and shareholders will not during the Restriction Period (as defined below) reveal, divulge or make known to any person (other than Purchaser or Seller) or use for their own account or for the account of any person, any information relating to Seller’s historical customers, or any confidential or proprietary methods, record, data, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of soliciting or obtaining or doing business, or any other confidential or proprietary information whatsoever relating to the Purchased Assets or Purchaser, whether or not obtained with the knowledge and permission of Seller or Purchaser (collectively, the "Confidential Information"). The term "Restriction Period" for purposes of this Section 6.11 shall mean the period of two (2) years after the Closing Date.

(b)

In consideration of the Purchase Price and such other benefits provided herein, Seller hereby agrees that during the Restriction Period, Seller shall not, directly or indirectly, without Purchaser’s prior written consent, alone or as a partner or joint venture of any company or business entity, engage, directly or indirectly, within a one hundred (100) mile radius of any Business Location in any business which competes with the business activities of a company or business entity engaged in the contract manufacturing of electronic printed circuit board assemblies.

6.10	Exclusive Dealing.

Seller hereby agrees that during the period beginning with the date of execution of this Agreement by the Parties and continuing until the Closing Date, Seller shall not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with, or in any manner encourage, discuss, accept, or consider any proposal from any other person or entity for the acquisition of the Purchased Assets, in whole or in part, whether directly or indirectly, through purchase, lease, merger, consolidation, reorganization, or in any other manner (each a "Prohibited Transaction").

6.11	Post-Closing Inspection Rights.

Purchaser agrees that all books and records delivered to Purchaser by Seller and retained by Purchaser shall be open for inspection by representatives of Seller at any time during regular business hours on or prior to the fifth anniversary of the Closing, and that Seller may during such period at its expense make such excerpts therefrom as it may deem desirable. Seller agrees that such documents and materials retained by Seller and that are related to the Purchased Assets shall be open for inspection by representatives of Purchaser at any time during regular business hours on or prior to the fifth anniversary of the Closing and that Purchaser may during such period at its expense make such excerpts therefrom as it may deem desirable.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING

7.1	Conditions to Purchaser’s Obligations.

Purchaser’s obligations under this Agreement are subject to the satisfaction or removal on the Closing Date of each of the following conditions, any or all of which may be removed only in writing by Purchaser.

(a)

Purchaser will have obtained the necessary financing from a bank or other third party, including Seller, to consummate the transactions contemplated herein upon terms reasonably satisfactory to Purchaser.

(b)

Seller will have fully complied with this Agreement and will have performed all of Seller’s obligations under this Agreement and the Related Agreements, and all representations of Seller in this Agreement or the Related Agreements will be true and complete as of the date when given and on the Closing Date.

(c)

All consents, approvals and waivers, including, but not limited to those specified in Articles IV, V and VI hereof, required by any regulatory or governmental agency, taxing authority or other third party to consummate the transactions contemplated by this Agreement and the Related Agreements will have been obtained by Seller and Purchaser and provided to Purchaser without any penalty or condition which is adverse to Purchaser.

(d) Purchaser will have received evidence of the due authorization and execution of this Agreement by Seller in form and substance satisfactory to Purchaser.

(e)

There will not have been any material adverse change in the condition of the Purchased Assets, or any event, which may, in the future, cause such a change, or any pending or threatened material litigation or other proceeding against the Purchased Assets.

(f) Purchaser will have received from Seller, the executed Bill of Sale and Assignment and all other documents required to be provided by Seller under this Agreement.

7.2	Condition to Seller’s Obligations.

Seller’s obligations under this Agreement are subject to the satisfaction or removal, on the Closing Date, of the condition, which may be removed only in writing by Seller, that:

(a)

Purchaser will have fully complied with and performed all of its obligations under this Agreement and the Related Agreements, and all representations of Purchaser in this Agreement or the Related Agreements will be true and complete as of the date when given and on the Closing Date.

(b)

All consents, approvals and waivers, including, but not limited to those specified in Articles IV, V and VI hereof, required by any regulatory or governmental agency, taxing authority or other third party to consummate the transactions contemplated by this Agreement and the Related Agreements will have been obtained by Seller and Purchaser and provided to Seller without any penalty or condition which is adverse to Seller.

(c) Seller will have received evidence of the due authorization and execution of this Agreement by Purchaser in form and substance satisfactory to Seller

(d)

There will not have been any material adverse change in the condition (financial or otherwise) of Purchaser, or any event which may, in the future, cause such a change, or any pending or threatened material litigation or other proceeding against Purchaser.

(e) Seller will have received from Purchaser, as the case may be, the executed Bill of Sale and Assignment and all other documents required to be provided by Purchaser under this Agreement.

ARTICLE VIII

TERMINATION OF AGREEMENT; EFFECT OF TERMINATION

8.1	Termination.

This Agreement may be terminated at any time before the Closing as follows:

(a)

By Purchaser, by notice to Seller, if any of the conditions precedent to Closing set forth in Section 7.1 hereof have not been satisfied as of the Closing Date or have become incapable of being satisfied by the Closing Date.

(b)

By Seller, by notice to Purchaser, if any of the conditions precedent to Closing set forth in Section 7.2 hereof have not been satisfied as of the Closing Date or have become incapable of being satisfied by the Closing Date.

(c)

By any Party, by notice to the others, if the Closing does not take place on or before May 17, 2004, unless otherwise mutually agreed to in writing by Seller and Purchaser; provided that a Party will not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if such Party’s willful breach of this Agreement or any Related Agreement or intentional misrepresentation under this Agreement or any related agreement has prevented the Closing from taking place before such date.

8.2	Effect of Termination.

If this Agreement terminates in accordance with this Article VIII, said Agreement will have no further force or effect and the Parties shall have no further rights or obligations to each other hereunder, except such rights or remedies which may be available to a party under this Agreement, or which may be provided under applicable law, in the event of a breach of this Agreement by either party.

ARTICLE IX

SURVIVAL OF COVENANTS, REPRESENTATIONS AND
WARRANTIES; INDEMNITY

9.1	Survival of Covenants, Representations and Warranties.

The covenants, representations and warranties set forth herein are made as of the date of execution of this Agreement, however, Seller and Purchaser agree that by the act of closing the sale and purchase hereunder, said covenants, representations and warranties shall be deemed confirmed as of the date of Closing, and shall survive the making of this Agreement and the Closing -for a period of thirty-one (31) months.

9.2	Indemnification by Seller.

Seller shall indemnify, defend, and hold harmless Purchaser, and its officers, directors, shareholders, employees, agents, successors and assigns with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, obligations, liabilities, recoveries, deficiencies and expenses (including interest, penalties and reasonable attorney’s fees) of every kind and description (collectively "Claim") relating to or arising out of:

(a) Any breach or non-performance by Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement or any Related Agreement; or

(b) Any debt, claim, liability or obligation of Seller that arises or results from or is attributable to the Purchased Assets prior to the Closing Date, excluding any Assumed Liabilities.

9.3	Indemnification by Purchaser.

Purchaser shall indemnify, defend, and hold harmless Seller and its officers, directors, shareholders, employees, agents, successors and assigns with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, obligations, liabilities, recoveries, deficiencies and expenses (including interest, penalties and reasonable attorney’s fees) of every kind and description (collectively "Claim") relating to or arising out of:

(a) Any breach or non-performance by Purchaser of any of its representations, warranties, covenants or agreements set forth in this Agreement or any Related Agreement; or

(b) Any debt, claim, liability or obligation of Purchaser that arises or results from or is attributable to the operations of its business on or after the Closing Date or any Assumed Liabilities

9.4	General Indemnification Provisions.

(a)

For the purposes of this Section 9.4, the term "Indemnitee" shall refer to the Person indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions hereof; the term "Indemnitor" shall refer to the Person having the obligation to indemnify pursuant to such provisions.

(b)

An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnitor within ten (10) business days after the Indemnitee has knowledge of any claim (including a Third Party Claim, as hereinafter defined) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder except to the extent Indemnitor can demonstrate such failure materially prejudiced such Indemnitor’s ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the amount of the loss, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(c)

The obligations and liabilities of an Indemnitor under this Article IX with respect to losses arising from claims of any third party that are subject to the indemnification provisions provided for in this Article IX ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions:

(i)

The Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the Indemnitor that Indemnitor shall be permitted, at Indemnitor’s option, to assume the control and defense of such Third Party Claim at its expense and through counsel of its choice if it gives prompt notice of its intention to do so to the Indemnitee;

(ii)

In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, without cost to Indemnitor, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor; and

(iii)

Except for the settlement of a Third Party Claim which involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld. Similarly, no Third Party Claim may be settled by the Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld.

(d) An Indemnified party shall take all reasonable steps within its control to mitigate any losses upon becoming aware of any event that could reasonably be expected to give rise thereto.

(e)

Any amount due to an Indemnified Party in connection with a loss suffered or incurred under this Agreement shall be reduced by netting from such loss the amount of any indemnification receivable by the Indemnified Party from a third party (including an insurance claim) with respect to such loss.

(f)

The representations and warranties provided for in this Agreement shall terminate as provided for in 9.1 above and no party shall suffer liability under this Article IX for a breach thereof subsequent to such date. There shall be no termination of representations and warranties relating to Seller’s fraud, intentional misrepresentation or criminal activities.

(g)

A Party may only bring claims for indemnification during the thirty-one (31) month period commencing on the Closing Date. No Party shall have any right to indemnification for any matter of which the party had knowledge at Closing).

(h) All amounts for which a Party claims indemnity shall be offset by any tax, insurance or other benefit received by the non-breaching Party as a result of the event giving rise to an indemnity claim.

(i)

The remedies expressly provided for in this Article IX are the Parties’ exclusive remedies with respect to the matters covered by this Agreement, excluding the adjustment described in Section 2.5, and no Party shall be liable to any other Party under this Agreement or any Related Agreement, at law or in equity, with respect to any matter not initiated within the time limits specified in this Article IX.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1	No Waiver.

No waiver of any breach of any provision of this Agreement will be deemed a waiver of any breach of any other provision of this Agreement. No extension of time for performance of any act will be deemed an extension of the time for performance of any other act.

10.2	Severability.

The provisions of this Agreement shall be deemed severable, and if any provision of this Agreement is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not be affected but will remain binding in accordance with their terms

10.3	Entire Agreement; Amendment.

This Agreement, the Related Agreements and the Schedules, Exhibits and attachments to such Agreements contain the entire agreement of the Parties with respect to the purchase and sale of the Purchased Assets and the other transactions contemplated by such Agreements. This Agreement may be amended only by an instrument in writing signed by Purchaser and Seller. The headings in this Agreement are solely for convenience of reference and will not affect the interpretation of any provision of this Agreement. The Exhibits and Schedules to this Agreement are incorporated as a part of this Agreement.

10.4	Applicable Law; Jurisdiction.

This Agreement will be construed in accordance with and governed by the laws of the State of Missouri without regard to conflicts of law principles. Any action or proceeding which either party may seek to enforce any provision of, or based on any rights arising out of this Agreement must be brought against such other party in the courts of the State of Missouri only (and, if jurisdiction may be obtained, the U. S. District Court for the Eastern District of Missouri), and each party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

10.5	Time is of the Essence.

The Parties acknowledge and agree that time is of the essence with respect to the consummation of the transactions contemplated by this Agreement and each Related Agreement.

10.6	Assignment.

Purchaser has the right without the consent of Seller to assign all of the rights, title and interests of Purchaser under this Agreement to a corporation or other business entity to be organized and wholly owned by Purchaser before the Closing; provided, however, that Purchaser shall remain liable and guarantee all obligations of such assignee or subsidiary. Except as otherwise provided in the preceding sentence, no Party has the right to assign said Party’s rights, title and interests under this Agreement without the prior written consent of the other Parties. The rights and benefits of the Parties to this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their successors or assigns

10.7	Notices.

Any and all notices required and/or desired to be sent to a Party pursuant to the terms of this Agreement shall be in writing and delivered either in person, by facsimile transmission, overnight courier or United States registered or certified mail, return receipt requested, postage fully prepaid, and addressed as follows:

To Purchaser:	William Alexander
11692 Lilburn Park Road
St. Louis, MO 63146

To Seller:	UQM Technologies, Inc.
7501 Miller Drive
Frederick, CO 80530
Attn: Donald French, Treasurer
Fax: 303-215-3493

All notices shall be deemed delivered (i) on the date of delivery if delivered in person; (ii) on the date received if sent by facsimile transmission unless such day is on weekend or holiday, in which case delivery shall be deemed to occur on the next business day; or (iii) on the next business day if sent by overnight courier or (iv) on the fifth business day if sent by United States mail. The addresses and parties to receive notice may be changed from time to time by notice pursuant to this Section. Notice given by an attorney for a Party shall be deemed to have been given by such Party

10.8	Counterparts.

This Agreement may be executed in counterparts by any of the Parties, and upon each of the Parties having executed a counterpart copy of this Agreement, this Agreement shall be legally binding and enforceable, and any copy of this Agreement which is executed in counterpart by any of the Parties shall constitute a legally binding and enforceable Agreement among the Parties.

10.9	Costs of Transaction.

Seller and Purchaser shall each pay their own costs and expenses, including attoney fees, incurred in connection with the negotiation and preparation of this Agreement and the Closing of the transaction contemplated herein.

10.10	Confidentiality.

Except for the "Permitted Disclosures" (herein defined), Seller and Purchaser agree not to disclose the terms of this Agreement or the transactions contemplated herein. For purposes of this Agreement, the term "Permitted Disclosures" shall mean the following

(a)	Any disclosures to the attorneys, accountants, engineers, insurance agents, title insurance companies, surveyors, or other professionals or contractors of Seller or Purchaser as the case may be;
(b)	Any joint disclosures by Seller and Purchaser;

(c)

Any disclosures necessary in order to carry out and implement the transactions contemplated by this Agreement, including, but not limited to, local, state and federal governments or governmental authorities, customers, suppliers and vendors; and

(d)	Any disclosures of information which is in the public domain.

(e)

Any disclosures of information which are usual and customary disclosure requirements of a publicly-held company to its shareholders, investors, the investor community, and government regulators of publicly-held companies.

If the sale and purchase contemplated by this Agreement is closed, this Section 10.10 shall be no further force or effect; and if not closed, the provisions of Section 10.10 shall continue to be legally binding upon Purchaser and Seller.

IN WITNESS WHEREOF, he parties hereto have executed and delivered this Agreement on the date first above entered.

SELLER:	UQM ELECTRONICS, INC.,a
Missouri corporation

By:	/s/ Richard L. Hugen
Richard L. Hugen,
Vice President, UQM Technologies, Inc

PURCHASER:	CD&M-Electronics, Inc., a
Missouri corporation

By:	/s/ V. Ronn Foster,
V. Ronn Foster,
President